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                                                                     Exhibit 5.1
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                        [LETTERHEAD OF LATHAM & WATKINS]



                                 November 1, 2001

Telemundo Holdings, Inc.
2290 West 8th Avenue
Hialeah, Florida 33010

   Re:  "Registration Statement No. 333-71132; $293,991,000 Aggregate
        Principal Amount at Maturity of 11 1/2% Senior Discount Notes due 2008"

Ladies and Gentlemen:

     In connection with the registration of $293,991,000 aggregate principal amount at maturity of 11 1/2% Senior Discount Notes due 2008 (the "Exchange Notes") by Telemundo Holdings, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on October 5, 2001 (File No. 333-71132), as amended by Amendment No. 1 filed with the Commission on November 1, 2001 (collectively, "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes are being issued pursuant to an indenture, dated as of August 10, 2001 (the "Indenture"), among the Company and The Bank of New York, as trustee (the "Trustee").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General

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LATHAM & WATKINS
November 1, 2001
Page 2

     Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount at maturity equal to the aggregate principal amount at maturity of the Exchange Notes, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The opinions rendered in the above paragraph relating to the enforceability of the Exchange Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

     We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                           Very truly yours,


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LATHAM & WATKINS
November 1, 2001
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                                           /s/ LATHAM & WATKINS